Exhibit 99.1

Progenics Pharmaceuticals Provides Update on Timing of NDA Submission for AZEDRA®

- All Sections of New Drug Application (NDA) Have Been Submitted to the FDA, Except Notification of Pre-Approval Inspection Readiness -

- Manufacturer Has Requested Additional Time to Prepare for

Pre-Approval Inspection of the Manufacturing Site -

NEW YORK, NY, August 31, 2017 – Progenics Pharmaceuticals, Inc. (Nasdaq:PGNX), an oncology company developing innovative medicines and other products for targeting and treating cancer, today announced that it has been notified by its third-party vendor that the commercial drug product manufacturing facility for AZEDRA® requires more time to prepare for pre-approval inspection by the U.S. Food and Drug Administration (FDA). As a result, after consultation with the FDA, Progenics has decided to postpone the finalization of the New Drug Application (NDA) until the manufacturing site is inspection-ready. The manufacturer has indicated it will need up to a few months to complete this work. Under a rolling submission, Progenics has submitted all portions of the NDA to the FDA, except for the notification of pre-approval inspection readiness.

“We are committed to filing a high-quality application for AZEDRA and I believe that postponing the completion of the submission to permit the manufacturer time to prepare for their inspection is a worthwhile investment. Our interactions with the FDA on the AZEDRA rolling submission continue to be positive and productive. We understand that this delay could be up to eight to twelve weeks, and we look forward to providing an update as our manufacturer advances through their pre-approval inspection work,” said Mark Baker, Chief Executive Officer of Progenics. “This delay is unrelated to the manufacturing process for AZEDRA, which is robust and has been validated. This delay is also unrelated to the quality of the data we have generated for AZEDRA, which we believe demonstrate the potential of this much-needed therapy to deliver significant and meaningful clinical benefit to patients with malignant, recurrent, and/or unresectable pheochromocytoma and paraganglioma.”

Data from the pivotal Phase 2b study of AZEDRA, including new data for key secondary endpoints, will be presented at the 5th International Symposium on Pheochromocytoma and Paraganglioma in Sydney, Australia on September 1, 2017 at 10:30 a.m. Eastern Australia Time. The data will be highlighted during an oral presentation entitled “AZEDRA® (iobenguane I 131) in Patients with Malignant and/or Recurrent and/or Unresectable Pheochromocytoma or Paraganglioma: Final Results of a Multi-Center, Open-Label, Pivotal Phase 2b Study”.

About AZEDRA®

AZEDRA® (iobenguane I-131), a radiotherapeutic product candidate in development as a treatment for malignant and/or recurrent pheochromocytoma and paraganglioma, rare tumors found in the adrenal glands and outside of the adrenal glands, respectively. AZEDRA® has been granted Breakthrough Therapy and Orphan Drug designations, as well as Fast Track status in the U.S. Under a SPA agreement with the U.S. Food and Drug Administration (FDA), a Phase 2 pivotal study has been completed in patients with malignant and/or recurrent and/or unresectable pheochromocytoma and paraganglioma. There are currently no FDA-approved therapies for the treatment of these ultra-orphan diseases.

About Progenics

Progenics develops innovative medicines and other technologies to target and treat cancer. Progenics' pipeline includes: 1) therapeutic agents designed to precisely target cancer (AZEDRA® and 1095), 2) PSMA-targeted imaging agents for prostate cancer (1404 and PyL™), and 3) imaging analysis tools. Progenics' first commercial product, RELISTOR® (methylnaltrexone bromide) for treatment of opioid induced constipation, is partnered with Valeant Pharmaceuticals International, Inc.

This press release may contain projections and other "forward-looking statements" regarding future events. Statements contained in this communication that refer to Progenics' estimated or anticipated future results or other non-historical facts are forward-looking statements that reflect Progenics' current perspective of existing trends and information as of the date of this communication. Forward looking statements generally will be accompanied by words such as "anticipate," "believe," "plan," "could," "should," "estimate," "expect," "forecast," "outlook," "guidance," "intend," "may," "might," "will," "possible," "potential," "predict," "project," or other similar words, phrases or expressions. Such statements are predictions only, and are subject to risks and uncertainties that could cause actual events or results to differ materially. These risks and uncertainties include, among others, the cost, timing and unpredictability of results of clinical trials and other development activities and collaborations, including our clinical trials for our product candidates such as our collaboration with Valeant on the RELISTOR oral formulation and the Phase 3 clinical program for 1404; the unpredictability of the duration and results of regulatory review of New Drug Applications and Investigational NDAs; market acceptance for approved products; the effectiveness of the efforts of our partners to market and sell products on which we collaborate and the royalty revenue generated thereby; generic and other competition; the possible impairment of, inability to obtain and costs of obtaining intellectual property rights; possible product safety or efficacy concerns, general business, financial and accounting matters, litigation and other risks. More information concerning Progenics and such risks and uncertainties is available on our website, and in our press releases and reports we file with the U.S. Securities and Exchange Commission, including in our Quarterly Report on Form 10-Q for the period ending June 30, 2017. Progenics is providing the information in this press release as of its date and, except as expressly required by law, Progenics disclaims any intent or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or circumstances or otherwise.

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(PGNX-F)

Contact:

Melissa Downs

Investor Relations

(646) 975-2533

mdowns@progenics.com